PRELIMINARY COPY

                                 SCHEDULE 14A
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                    of the Securities Exchange Act of 1934

Filed by the Registrant [x]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[x ]  Preliminary Proxy Statement
[  ]  Confidential, for Use of the Commission Only (as permitted by Rule
        14a-6(e)(2))
[  ]  Definitive Proxy Statement
[  ]  Definitive Additional Materials
[  ]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section
        240.14a-12


                     AIR & WATER TECHNOLOGIES CORPORATION
               (Name of Registrant as Specified in its Charter)



   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):
[x ]  No fee required.
[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

      (1)   Title of each class of securities to which transaction applies:

      (2)   Aggregate number of securities to which transaction applies:

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

      (4)   Proposed maximum aggregate value of transaction:

      (5)   Total fee paid:

[  ]  Fee paid previously with preliminary materials

[  ]  Check box if any part of the fee is offset as provided by Exchange Act
      Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

      (1)   Amount Previously Paid:

      (2)   Form, Schedule or Registration Statement No.:

      (3)   Filing Party:

      (4)   Date Filed:

                          PRELIMINARY PROXY MATERIALS

                     AIR & WATER TECHNOLOGIES CORPORATION
                     U.S. Highway 22 West and Station Road
                         Branchburg, New Jersey 08876




To Our Stockholders:

               You are cordially invited to attend the Annual Meeting (the "Meeting") of Stockholders of Air & Water Technologies Corporation (the "Company") to be held on Thursday, May 29, 1997 at 10:00 a.m. local time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059. At the Meeting, you will be asked to vote upon the proposals set forth in the formal Notice (the "Notice") of the Meeting which follows this letter.

               As set forth in the Notice, one of the items of business to be addressed at the Meeting is to consider and act upon a proposal to amend the Company's Restated Certificate of Incorporation, as amended, (the "Certificate
of Incorporation") to effect a one-for-[     ] reverse stock split of the
Company's Class A Common Stock (the "Common Stock"). This proposal will decrease the number of outstanding shares of Common Stock from approximately 32 million to ____ million.

PLEASE NOTE THAT THE REVERSE STOCK SPLIT WILL NOT CHANGE YOUR PROPORTIONATE EQUITY INTERESTS IN THE COMPANY, EXCEPT AS MAY RESULT FROM THE ELIMINATION OF FRACTIONAL SHARES.

               The Board of Directors believes that the recent per share price of the Company's Common Stock has had a negative effect on the marketability of the Common Stock. Management of the Company believes that a reverse stock split could position the Company more attractively with institutional investors and retail stock brokers who generally have restrictions on investing in low priced stocks. The reverse stock split also could improve the Company's ability to invest capital in promising acquisitions or technologies by increasing the number of potential investors and investment vehicles. The terms under which financing transactions could be concluded may also be more favorable with a higher priced stock.

               The Board of Directors unanimously recommends that the Company's stockholders approve each of the proposals set forth in the Notice. The enclosed Proxy Statement sets forth more detailed information regarding these proposals. Please carefully review the information in the Proxy Statement.

               WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE THE PROXY AT THAT TIME BY REQUESTING THE RIGHT TO VOTE IN PERSON.

                                        Sincerely,

                                        ---------------------------------
                                        ROBERT B. SHEH
                                        Chairman of the Board of Directors



                          PRELIMINARY PROXY MATERIALS

                     AIR & WATER TECHNOLOGIES CORPORATION
                     U.S. Highway 22 West and Station Road
                         Branchburg, New Jersey 08876

                                 -------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 29, 1997


To the Stockholders of
Air & Water Technologies Corporation:

               Notice is hereby given that the Annual Meeting of Stockholders of Air & Water Technologies Corporation ("AWT" or the "Company") will be held on Thursday, May 29, 1997 at 10:00 a.m., local time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059, to consider and act on the following:

      1. To elect six members of the Board of Directors to serve for the ensuing year;

      2. To ratify the appointment by the Board of Directors of McGladrey & Pullen, LLP, as independent auditors for the Company's 1997 fiscal year;

      3. To consider and approve a proposal to amend the Company's Restated Certificate of Incorporation, as amended, (the "Amendment") to
            effect a one-for-[     ] reverse stock split of the Company's
            Class A Common Stock (the "Common Stock") as a result of which holders of the Common Stock will receive one share of Common Stock
            for each [     ] shares of Common Stock owned on the effective
            date of the Amendment; and

      4. To transact such other business as may properly come before the meeting or any adjournments thereof.

               Only stockholders of record at the close of business on April __, 1997 will be entitled to vote at the Annual Meeting. A list of such stockholders will be available at the time and place of meeting and, during the ten days prior to the meeting, at the Company's executive offices located at U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876.

               A copy of the Company's 1996 Annual Report is enclosed herewith.

                                   By Order of the Board of Directors


                                   DOUGLAS A. SATZGER
                                   Secretary
Branchburg, New Jersey
April __, 1997

------------------------------------------------------------------------------
               YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING.
WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN, DATE AND MAIL THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE ENCLOSED STAMPED ENVELOPE. YOU MAY REVOKE THE PROXY AT ANY TIME PRIOR TO ITS USE BY DELIVERING TO THE COMPANY A WRITTEN NOTICE OF REVOCATION OR DULY EXECUTED PROXY BEARING A LATER DATE. ANY STOCKHOLDER WHO HAS EXECUTED A PROXY BUT IS PRESENT AT THE ANNUAL MEETING AND WHO WISHES TO VOTE IN PERSON MAY
DO SO BY REVOKING HIS, HER OR ITS PROXY AS DESCRIBED IN THE PRECEDING
SENTENCE.
------------------------------------------------------------------------------


These materials constitute preliminary proxy materials filed with respect to a forthcoming annual meeting of stockholders. Certain information, including information relating to the proposed reverse stock split, will be revised to reflect actual facts at the time the definitive proxy statements are mailed to stockholders.

                     AIR & WATER TECHNOLOGIES CORPORATION
                     U.S. Highway 22 West and Station Road
                         Branchburg, New Jersey 08876

                                 -------------

                                PROXY STATEMENT


                                    GENERAL


               This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Air & Water Technologies Corporation ("AWT" or the "Company") of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") or at any adjournments or postponements thereof. The Annual Meeting will be held on Thursday, May 29, 1997 at 10:00 a.m., local time, at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059 for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.

               If a stockholder properly executes and returns the enclosed form of proxy, it will be voted according to his, her or its instructions. If no instructions are given, it will be voted FOR the election as directors of the six nominees named below, FOR ratification of the appointment by the Board of Directors of McGladrey & Pullen, LLP, as independent auditors of the Company for its 1997 fiscal year, FOR approval of the amendment (the "Amendment") to the Company's Restated Certificate of Incorporation, as
amended (the "Certificate of Incorporation") to effect a one-for-[     ]
reverse stock split of the Company's Class A Common Stock (the "Common Stock"), and in the discretion of the proxies named on the proxy card with respect to any other matters properly brought before the Annual Meeting. Any proxy given by a stockholder may be revoked by the stockholder at any time before it is voted by written notice to the Secretary of the Company, by a duly executed proxy bearing a later date, or by voting in person at the meeting. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

               The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and regular employees of the Company or any of its subsidiaries personally or by mail, telephone, facsimile communication or telegraph. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing. In addition, the Company has engaged the services of Kissel-Blake, Inc. to solicit proxies and will pay such proxy soliciting agent $5,500 plus expenses in connection therewith. Solicitation by such firm may be by mail, personal interview, telephone or telegraph.

               So far as the management of the Company is aware, stockholders will take action on no matters other than those described in this Proxy Statement. In the event that any other matters properly come before the meeting that call for a vote of stockholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment on such other matters.

               The Company is mailing this Proxy Statement and the accompanying form of proxy to stockholders on or about April ____, 1997.


                                    VOTING

               The Board of Directors has fixed the close of business on April ____, 1997 as the record date (the "Record Date") for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the Record Date, there were outstanding [32,019,254] shares of the Company's Common Stock, $.001 par value per share and 1,200,000 shares of the Company's 5 1/2% Series A Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"). Shares of the Company's Common Stock and Series A Preferred Stock are entitled to be voted at the Annual Meeting. Holders of issued and outstanding shares of Common Stock are entitled to one vote for each share they hold. Holders of Series A Preferred Stock are entitled to that number of votes equal to the number of votes to which the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock would have been entitled if such shares of Common Stock had been outstanding on the Record Date. The presence in person or by proxy of a majority of the votes entitled to be cast will constitute a quorum for purposes of conducting business at the Annual Meeting. Shares represented by proxies that are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to "street name" shares that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters.

               Pursuant to the By-Laws, directors of the Company shall be elected by a plurality vote of the votes cast at the Annual Meeting. All other questions shall be determined by a majority of the shares entitled to vote at the Annual Meeting, except as may otherwise be provided in the Company's Certificate of Incorporation or By-Laws or by law. Abstentions and broker non-votes will not count as "votes cast" for or against a nominee for director. The proposal to ratify the appointment of auditors and the proposal to amend the Certificate of Incorporation each require the approval of a majority of the shares entitled to vote at the Annual Meeting. Other than with respect to the proposal to amend the Certificate of Incorporation, broker non-votes will not be considered "entitled to vote" on any proposal as to which shares held in "street name" may not be voted without instruction from the beneficial owners of such shares. Abstentions with respect to Proposals 2 and 3 will have the same effect as votes against such proposals. With respect to Proposal 3, broker non-votes will have the same effect as negative votes.


                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

Information Concerning the Nominees

               The Company's Certificate of Incorporation and By-Laws provide for the Company's business to be managed by or under the direction of the Board of Directors. Under the Company's By-Laws, the number of directors is fixed from time to time by the Board of Directors and directors serve in office until the next annual meeting of stockholders and until their successors have been elected and qualified or until their earlier death, resignation or removal.

               Pursuant to the terms of the Investment Agreement dated as of March 30, 1994 among the Company, Compagnie Generale des Eaux ("CGE") and Anjou International Company ("Anjou") (the "Investment Agreement"), the Company has agreed that CGE will have representation on the Board of Directors (and all committees thereof other than any Special Committee of "Independent Directors" (as defined below)) that is proportionate to the aggregate number of shares of Common Stock owned by CGE (rounded down to the next whole number if CGE owns in the aggregate less than one-half of the outstanding shares of Common Stock, treating the shares of the Series A Preferred Stock owned by CGE as having been converted, or, if otherwise, rounded up to the next whole number). See "Certain Relationships and Related Transactions--Certain Covenants of the Company."

               The Board of Directors has nominated for election as directors at the Annual Meeting three individuals designated by CGE out of a total of six directors (Messrs. Sheh, Brunais and Kriegel) and an additional Independent Director (a director not employed by the Company or CGE or their respective affiliates) satisfactory to CGE (Ms. Green). The Chairman of the Board of Directors is also designated by CGE. The Board of Directors has also nominated Messrs. DeBenedictis and Morris as directors for election at the Annual Meeting.

               The Board of Directors of the Company has recommended that the stockholders elect six directors at the Annual Meeting. Each director elected at the Annual Meeting will hold office until the next annual meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal from office. The Board of Directors recommends that the stockholders elect the nominees named below as directors of the Company. The persons named in the enclosed proxy intend to vote the shares represented by such proxy, unless the stockholder executing the proxy otherwise instructs, for the election to the Board of Directors of each of the six nominees named below.

               The Company has no reason to believe that any such nominees will be unable, if elected, to serve as a director. If such an event should occur, however, the persons named in the enclosed proxy intend to vote the shares represented by the enclosed proxy for the remainder of the nominees, and for such substitute nominee or nominees as the Company's current Board of Directors may select.

               All of the nominees for director named below currently serve as directors of the Company for terms expiring at the Annual Meeting and, other than Robert P. Sheh and Alain Brunais, were last elected at the Company's 1996 Annual Meeting of Stockholders.


                                     Positions and Other Relationships with the
Name                           Age          Company and Business Experience
----                           ---   ------------------------------------------

Robert B. Sheh................. 57   Chairman of the Board of Directors,
                                     President and Chief Executive Officer.
                                     Mr.  Sheh was elected Chairman of the
                                     Board, President and Chief Executive
                                     Officer of AWT in November 1996.
                                     Prior to joining AWT, Mr.  Sheh served
                                     from 1992 to July 1996 as Chief
                                     Executive Officer and President of
                                     International Technology Corporation,
                                     a publicly-traded engineering services
                                     firm.  From 1971-1992, Mr.  Sheh
                                     served as a senior executive in
                                     various capacities with The Parsons
                                     Corporation, a leading engineering and
                                     construction firm, including as
                                     President of Ralph M.  Parsons Company
                                     from 1989-1992.  Mr.  Sheh has been
                                     designated by CGE as Chief Executive
                                     Officer and a director of AWT under
                                     the Investment Agreement.

Alain Brunais.................. 48   Director, Vice President and Chief
                                     Financial Officer.  Mr.  Brunais was
                                     elected Vice President and Chief
                                     Financial Officer of AWT in September
                                     1994 and a director in November 1996.
                                     Prior to joining AWT, Mr.  Brunais was
                                     responsible since 1990 for foreign
                                     investment, primarily in the United
                                     Kingdom under the direction of the
                                     Finance Director of CGE.  From 1983 to
                                     1989 he was responsible for corporate
                                     development for Ciments Francais in
                                     the U.S. and Canada.  Prior thereto,
                                     Mr.  Brunais organized a sales and
                                     services network for Aerospatiale
                                     General Aviation line of aircraft in
                                     Europe, Africa and North America.  Mr.
                                     Brunais has been designated by CGE as
                                     Chief Financial Officer and a director
                                     of AWT under the Investment Agreement.

Nicholas DeBenedictis.......... 51   Director and member of the Audit
                                     Committee.  Mr.  DeBenedictis was
                                     elected as a director of AWT on June
                                     14, 1994.  Mr.  DeBenedictis has been
                                     Chairman of Philadelphia Suburban
                                     Corporation ("PSC")  (the parent
                                     company of Philadelphia Suburban Water
                                     Company, one of America's leading
                                     investor-owned water utilities) since
                                     May 1993.  Mr.  DeBenedictis joined
                                     PSC in July 1992 as its President and
                                     Chief Executive Officer, and from July
                                     1992 to May 1993 also served as
                                     Chairman of PSC's principal
                                     subsidiary, Philadelphia Suburban
                                     Water Company.  From 1989 to 1992, Mr.
                                     DeBenedictis was Senior Vice President
                                     of Corporate and Public Affairs for
                                     Philadelphia Electric Company.  Prior
                                     thereto, he served as President of the
                                     Greater Philadelphia Chamber of
                                     Commerce.  Mr.  DeBenedictis also
                                     formerly served as Secretary for the
                                     Department of Environmental Resources
                                     (1983 to 1986) and Director of the
                                     Office of Economic Development (1981
                                     to 1983) for the Commonwealth of
                                     Pennsylvania.  He serves on the Board
                                     of Directors of the PNC East Bank
                                     Advisory Board, the Provident National
                                     Life Insurance Company, the P.H.
                                     Glatfelter Company, the Greater
                                     Philadelphia Chamber of Commerce, the
                                     Philadelphia Convention and Visitors
                                     Bureau, the Pennsylvania Environmental
                                     Council, and the Board of Drexel
                                     University.

Carol Lynn Green............... 50   Director and member of the
                                     Compensation and Stock Option
                                     Committee.  Ms.  Green was elected as
                                     a director of AWT on June 14, 1994.
                                     Ms.  Green is a Partner in the
                                     Washington, DC law office of Bryan
                                     Cave LLP where she has practiced
                                     environmental law since 1986.  Prior
                                     thereto, Ms.  Green served at the
                                     United States Department of Justice
                                     from 1980 to 1986 as the first
                                     Assistant Chief of the Environmental
                                     Enforcement Section.  At the Justice
                                     Department, Ms.  Green was liaison
                                     with the EPA on Clean Water Act
                                     enforcement and worked with the EPA in
                                     developing the First Superfund
                                     settlement policy and designing some
                                     of the early Superfund generator
                                     settlements.  She currently serves on
                                     the National Environmental Policy
                                     Institute's panel to reinvent the
                                     EPA's enforcement and compliance
                                     programs.

William V.  Kriegel............ 51   Director.  Mr.  Kriegel was elected as
                                     a director of AWT on June 14, 1994.
                                     Mr.  Kriegel is Chairman of the Board,
                                     President, Chief Executive Officer and
                                     a Director of Sithe Energies, Inc. and
                                     all of its subsidiaries since 1981.
                                     Prior to coming to the United States
                                     in 1984, Mr.  Kriegel co-founded an
                                     unaffiliated French energy company
                                     that within three years of its
                                     formation in 1980 became France's
                                     largest privately-owned company
                                     engaged in the development of small
                                     hydro-electric projects.  In 1978, he
                                     co-founded S.I.I.F., an unaffiliated
                                     company specializing in the purchase
                                     and rehabilitation of residential
                                     buildings and historical properties in
                                     France.  Mr.  Kriegel has been
                                     designated by CGE as a Director of AWT
                                     under the Investment Agreement.

John W. Morris................. 75   Director and member of the Audit
                                     Committee and Compensation and Stock
                                     Option Committee.  General Morris
                                     became a director of AWT in June 1992.
                                     From 1988 to October 1992, General
                                     Morris served as a director of Metcalf
                                     & Eddy Companies Inc.  General Morris
                                     has been President of JW Morris Ltd.,
                                     an engineering consulting firm, for
                                     more than five years.  In addition, he
                                     presently serves as President of the
                                     National Waterways Foundation,
                                     Chairman of the Water Resources
                                     Congress and Chairman of the
                                     Environmental Effects Committee of the
                                     U.S.  Committee on Large Dams.  From
                                     1986 to 1987 he served as President
                                     and Chairman of the Engineering Group
                                     of Planning Research Corporations.
                                     General Morris served as the Chief of
                                     Engineers, U.S.  Army Corps of
                                     Engineers, from 1976 to 1980.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF EACH NOMINEE FOR DIRECTOR NAMED ABOVE.

Committees of the Board of Directors and Meetings Held

               During the Company's fiscal year ended October 31, 1996 ("Fiscal 1996"), the Board of Directors of the Company held a total of eight meetings.

               The Compensation and Stock Option Committee of the Board of Directors met once during Fiscal 1996. Mr. Morris and Ms. Green (since January 21, 1997) are currently members of the Compensation and Stock Option Committee, which reviews, approves and makes recommendations on the Company's compensation policies, practices and procedures to ensure that legal and fiduciary responsibilities of the Board of Directors are carried out and that such policies, practices and procedures contribute to the success of the Company. The Compensation and Stock Option Committee also administers the Company's 1989 Long-Term Incentive Compensation Plan.

               The Audit Committee of the Board of Directors met five times during Fiscal 1996. Messrs. DeBenedictis and Morris currently serve as members of the Audit Committee, which reviews the engagement of the Company's independent auditors, reviews annual financial statements, considers matters relating to accounting policy and internal controls and reviews the scope of annual audits.

               The Company does not have a standing Nominating Committee.

               During Fiscal 1996, each of the incumbent directors of the Company attended at least 75% of the aggregate number of meetings of the Board of Directors and Committees on which he or she served during the period he or she served on the Board of Directors.

Compensation Committee Interlocks and Insider Participation

               On and prior to August 12, 1996, the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors consisted of Messrs. Deschamps, Senior, Morris and Ms. Green. Mr. Senior resigned from the Board of Directors of AWT on August 12, 1996. Mr. Deschamps resigned from the Board of Directors of AWT on January 21, 1997. Since January 21, 1997, the Compensation Committee consists of Mr. Morris and Ms. Green.
Mr. Deschamps is Adjunct Director General of CGE. Mr. Senior is a Managing Director of Allen & Company, which has performed investment banking and other services for the Company from time to time including serving as financial advisor to the Company in connection with the transactions contemplated by the Investment Agreement. Ms. Green is a partner at the law firm of Bryan Cave LLP, which has performed various legal services for the Company from time to time.

Compensation of Directors

               Directors who are not employees of AWT or any of its affiliated companies receive an annual fee of $18,000 for service on the Board of Directors and an additional $7,500 per annum for service on each Committee thereof. Directors are also reimbursed for out-of-pocket expenses of attending Board and Committee meetings. In addition, pursuant to the 1989 Long-Term Incentive Compensation Plan, on July 31 of each year, each director who is a member of the Compensation and Stock Option Committee with responsibility for administering the Plan as of such date is granted a non-qualified option to purchase either (i) 3,000 shares of Common Stock, if the director has served less than one year on the Committee, or (ii) 500 shares of Common Stock, if the director has served one year or more on the Committee. The options granted vest annually in four equal installments commencing one year from the date of grant with exercise prices equal to the fair market value of the Common Stock on the grant date. The 1989 Long-Term Incentive Compensation Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), any outstanding options not therefore fully exercisable shall immediately become exercisable in their entirety.


     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

               Based solely upon a review of Forms 3 and 4 and amendments thereto furnished to AWT under Rule 16a-3(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), during the fiscal year ended October 31, 1996 and Form 5 and amendments thereto furnished to AWT with respect to the fiscal year ended October 31, 1996, the Company has not identified any persons having filed a late report under Section 16(a) of the Securities Exchange Act of 1934.


                VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

               The following table sets forth information as of March 15, 1997 (unless otherwise noted in the notes following the table), as to the beneficial ownership of AWT's capital stock by (i) each person owning beneficially more than five percent of the outstanding shares of its Common Stock, (ii) each person who is a director or executive officer or was a director or executive officer of AWT at the end of Fiscal 1996 and (iii) all officers and directors of AWT as a group. The persons named in the table have sole voting and dispositive power with respect to all shares of Common Stock unless otherwise noted in the notes following the table.



                                                                 Number of Shares
                                                                        of                         Percent of
                                                                     Class A                        Class A
Name of Person or Group                                            Common Stock                   Common Stock
Nicholas DeBenedictis.......................................              0                             *
Carol L. Green..............................................              0                             *
William Kriegel.............................................              0                             *
John W. Morris..............................................          3,079                             *
Robert B. Sheh..............................................         50,000    (1)                      *
Alain Brunais...............................................         36,900    (2)                      *
Donald A. Deieso............................................         24,758    (3)                      *
George C. Mammola...........................................         18,759    (4)                      *
Michael M. Stump............................................          1,000    (5)                      *
Patrick L. McMahon..........................................          7,000    (6)                      *
Jekabs P. Vittands..........................................         20,272    (7)                      *
Compagnie Generale des Eaux.................................     18,408,975    (8)                     49.9
 52 Rue d'Anjou
 75384 Paris Cedex 08
 France
State of Wisconsin Investment Board.........................      3,107,775                             9.7
 P.O. Box 7842
 Madison, Wisconsin 53207
The Capital Group Companies, Inc............................      2,430,100    (9)                      7.6
 333 South Hope Street
 Los Angeles, California 90071
U.S. Bancorp and Qualivest Capital Management, Inc..........      3,267,000    (10)                    10.2
 111 S.W. Fifth St. 1500
 Portland, Oregon 97204
All directors and officers as a group (14 persons)..........     18,634,307    (11)                    50.7

--------------
*Less than 1% ownership

(1) Represents 50,000 shares which may be acquired within 60 days of the date of the table.

(2) Includes 34,900 shares which may be acquired within 60 days of the date of the table.

(3) Includes 24,258 shares which may be acquired within 60 days of the date of the table. On February 26, 1997, Mr. Deieso resigned from his position as President and Chief Executive Officer of Metcalf & Eddy. See "Employment Contracts and Termination and Change-in-Control Arrangements." The options held by Mr. Deieso to acquire 24,258 shares will expire within 90 days of February 26, 1997.

(4) Represents 18,759 shares which may be acquired within 60 days of the date of the table.

(5) On December 4, 1996, Mr. Stump resigned as President and Chief Executive Officer of PSG. See "Employment Contracts and Termination and Change-in-Control Arrangements."

(6) Represents 7,000 shares which may be acquired within 60 days of the date of the table.

(7) Includes 14,790 shares which may be acquired within 60 days of the date of the table.

(8) Includes 4,800,000 shares of Common Stock underlying the 1,200,000 shares of the Series A Preferred Stock beneficially owned by CGE. CGE owns all of the outstanding shares of the Series A Preferred Stock.

(9)   As reported by The Capital Group Companies, Inc. in a Report on
      Schedule 13G for the year ended December 31, 1996, filed with the Commission on February 14, 1997. Pursuant to such Schedule 13G, The Capital Group Companies, Inc. reports that it does not have investment power or voting power over any of the shares of Common Stock but that it may be deemed to "beneficially own" such securities by virtue of Rule 13d-3 under the Act. Includes 2,100 shares of Common Stock underlying the $63,000 principal amount of 8% Convertible Subordinated Debentures, due 2015 owned by The Capital Group Companies, Inc.

(10) As reported by U.S. Bancorp and Qualivest Capital Management, Inc. in a Report on Schedule G for the year ended December 31, 1996, filed with the Commission on February 14, 1997.

(11) Includes 209,871 shares which may be acquired within 60 days of the date of the table. Includes 18,408,975 shares owned by CGE.




            [The remainder of this page left intentionally blank.]




                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary Compensation Table

               The following table shows, for the fiscal years ended October 31, 1996, 1995 and 1994 the cash compensation paid by AWT, as well as certain other compensation accrued for those years, to each of the most highly compensated executive officers of AWT in all capacities in which they served. Messrs. Elia, Houdaille, Deieso and Stump each ceased to be an executive officer of AWT as of April 1996, November 1996, February 1997 and December 1996, respectively.

                                      Annual Compensation             Long Term Compensation Awards
                                      -------------------             -----------------------------
                                                                  Restricted              Securities
                                                                    Stock                 Underlying               All Other
                                     Salary            Bonus       Award(s)                Options                Compensation
Name and Principal Position   Year     ($)              ($)          ($)                     (#)                      ($)
---------------------------   ----   ------            -----       ---------               ---------              ------------
Claudio Elia                  1996   157,606          300,000            0                  60,000  (1)                    0
Chairman of the Board         1995   275,000          300,000            0                       0                     1,500  (2)
and Chief Executive           1994    99,429  (3)           0        2,500 (4)             100,000  (5)                    0
Officer


Alain Houdaille (6)           1996   106,121          195,000            0                       0                    45,840  (7)
President and Chief
Executive Officer



Alain Brunais                 1996   207,450           75,000            0                  18,000        (1)         77,000  (8)
Vice President, Chief         1995   203,674           85,000            0                       0                    74,000  (9)
Financial Officer and         1994    39,168           17,000            0                  50,000       (10)         40,000 (11)
Director



Donald A. Deieso              1996   213,896           85,000            0                  46,500        (1)         35,250 (12)
President and Chief           1995   210,000          170,000            0                       0                    23,500 (13)
Executive Officer,            1994   195,023                0            0                       0                         0
Metcalf & Eddy, Inc.



George C. Mammola             1996   213,996           55,000            0                  35,500        (1)         15,750 (14)
President and Chief           1995   210,000          110,000            0                       0                     8,868 (15)
Executive Officer,            1994   184,080                0            0                       0                       693 (16)
Research-Cottrell, Inc.



Michael M. Stump              1996   234,060                0            0                  20,000        (1)         22,579 (17)
President and Chief           1995   220,000          180,000            0                       0                    13,600 (18)
Executive Officer,            1994    65,824  (19     110,000            0                  40,000        (5)              0
Professional Services
Group



Patrick L. McMahon            1996   170,019           75,000            0                  12,000        (1)          2,200 (20)
President and Chief           1995    66,003  (21      60,000            0                  10,000       (22)          1,100 (23)
Executive Officer,
Professional Services
Group


---------------
(1) Mr. Elia was granted 60,000 options exercisable at $6.563 per share pursuant to AWT's 1989 Long Term Incentive Plan. Mr. Brunais was granted 18,000 options exercisable at $6.563 per share pursuant to AWT's 1989 Long Term Incentive Plan. Mr. Deieso was granted 20,129 options exercisable at $6.563 per share pursuant to AWT's Long Term Incentive Plan and 26,371 options exercisable at $8.00 per share pursuant to AWT's "Fresh Start" program. Mr. Mammola was granted 20,157 options exercisable at $6.563 per share pursuant to AWT's 1989 Long Term Incentive Plan and 15,343 options exercisable at $8.00 per share pursuant to AWT's "Fresh Start" program. Mr. Stump was granted 20,000 options exercisable at $6.563 per share pursuant to AWT's 1989 Long Term Incentive Plan. Mr. McMahon was granted 12,000 options at $6.563 per share pursuant to AWT's 1989 Long Term Incentive Plan.

(2) "All Other Compensation" for Mr. Elia for fiscal year 1995 consists of $1,500 contributed to AWT's Savings and Retirement Plan on behalf of Mr. Elia.

(3) Represents amounts paid to Mr. Elia during fiscal year 1994 since joining AWT on June 14, 1994. Mr. Elia was paid a base salary of $275,000.

(4) As of October 31, 1995, Mr. Elia held 2,500 shares of restricted Common Stock, vesting over a four-year period, with an aggregate value of $12,500. The Company's 1989 Long-Term Incentive Compensation Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), all restrictions on these shares will lapse.

(5) In August 1994, Mr. Elia was granted options to purchase 100,000 shares of Common Stock and Mr. Stump was granted options to purchase 40,000 shares of Common Stock. The options vest over four years, 25% of the options vesting on each anniversary of the issuance date.

(6) Mr. Houdaille served as President and Chief Executive Officer of the Company from May 1996 to November 1996.

(7) "All Other Compensation" for Mr. Houdaille for fiscal year 1996 consists of $45,840 of housing expenses paid on behalf of Mr. Houdaille.

(8) "All Other Compensation" for Mr. Brunais for fiscal year 1996 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $6,000 paid as an automobile allowance.

(9) "All Other Compensation" for Mr. Brunais for fiscal year 1995 consists of approximately $71,000 paid as a housing allowance on behalf of Mr. Brunais and approximately $3,000 paid as an automobile allowance.

(10) Mr. Brunais was granted 50,000 options exercisable at $8.00 per share pursuant to AWT's 1989 Long Term Incentive Plan.

(11) "All Other Compensation" for Mr. Brunais for fiscal year 1994 consists of $40,000 paid as a housing allowance on behalf of Mr. Brunais.

(12) "All Other Compensation" for Mr. Deieso for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance, $3,750 contributed to AWT's Savings and Retirement Plan on behalf of Mr. Deieso, and $19,500 credited to AWT's Supplemental Pension Plan on behalf of Mr. Deieso.

(13) "All Other Compensation" for Mr. Deieso for fiscal year 1995 consists of $3,750 contributed to AWT's Savings and Retirement Plan on behalf of Mr. Deieso, $12,750 credited to AWT's Supplemental Pension Plan on behalf of Mr. Deieso, and $7,000 paid to Mr. Deieso as an automobile allowance.

(14) "All Other Compensation" for Mr. Mammola for fiscal year 1996 consists of approximately $12,000 paid as an automobile allowance and $3,750 contributed to AWT's Savings and Retirement Plan on behalf of Mr. Mammola.

(15) "All Other Compensation" for Mr. Mammola for fiscal year 1995 consists of $4,055 contributed to AWT's Savings and Retirement Plan on behalf of Mr. Mammola and $4,813 paid to Mr. Mammola as an automobile allowance.

(16) "All Other Compensation" for Mr. Mammola for fiscal year 1994 consists of $693 contributed to AWT's Savings and Retirement Plan on behalf of Mr. Mammola.

(17) "All Other Compensation" for Mr. Stump for fiscal year 1996 consists of $9,065 paid to PSG's Pension Plan on behalf of Mr. Stump, $9,100 of life insurance paid on behalf of Mr. Stump, $4,164 paid as an automobile allowance, and $250 of country club subscriptions paid on behalf of Mr. Stump.

(18) "All Other Compensation" for Mr. Stump for fiscal year 1995 consists of $3,000 contributed to Mr. Stump's 401(k) plan as a matching contribution, $6,000 contributed to PSG's Pension Plan on behalf of Mr. Stump, $4,236 paid to Mr. Stump as an automobile allowance, $232 of country club subscriptions paid on behalf of Mr. Stump, and $132 of other compensation paid to or on behalf of Mr. Stump.

(19) Represents amounts paid to Mr. Stump during fiscal year 1994 since joining the Company on June 14, 1994. Mr. Stump was paid a base salary of $177,171 per annum for fiscal year 1994.

(20) "All Other Compensation" for Mr. McMahon during fiscal year 1996 consists of approximately $2,200 resulting from an automobile leased for Mr. McMahon by PSG.

(21) Represents amounts paid to Mr. McMahon during fiscal year 1995 since joining PSG in May 1995. Mr. McMahon was paid a base salary of $170,000.

(22) Mr. McMahon was granted 10,000 options exercisable at $5.75 per share in June 1995.

(23) "All Other Compensation" for Mr. McMahon during fiscal year 1995 consists of approximately $1,100 resulting from an automobile leased for Mr. McMahon by PSG.






            [The remainder of this page left intentionally blank.]

                     EMPLOYMENT CONTRACTS AND TERMINATION
                      AND CHANGE-IN-CONTROL ARRANGEMENTS


               On December 4, 1996, Mr. Stump resigned as President and Chief Executive Officer of PSG. PSG and Mr. Stump have entered into an agreement dated December 16, 1996 (the "Separation Agreement") relating to their relationship following the termination of his employment, which supersedes all rights and obligations (other than obligations imposed upon Mr. Stump pertaining to confidentiality, non-compete, and intellectual property) outstanding pursuant to the Employment Agreement with Mr. Stump. Under the terms of the Separation Agreement: (a) Mr. Stump agreed not to compete with PSG and Metcalf & Eddy during the period beginning on December 4, 1996 and ending on December 31, 1997; (b) Mr. Stump released the Company, all of its affiliated entities (including PSG, Metcalf & Eddy, and Research-Cottrell), and others (collectively the "Releasees") from any and all claims which he has or had against each or any of the Releasees regarding all events that have occurred through and including December 16, 1996; (c) PSG agreed to pay Mr. Stump $269,175 prior to January 4, 1997; (d) PSG agreed to pay $9,381 to Mr. Stump's lawyers; (e) all stock options held by Mr. Stump at the time of the termination of his employment were canceled; (f) PSG agreed to forgive a loan to Mr. Stump in the amount of $90,375 (including accrued interest) and an advance of $20,000; (g) Mr. Stump agreed to cooperate fully with the Company and PSG with respect to any civil litigation, civil investigation, or civil governmental proceeding now pending or hereafter instituted; and (h) Mr. Stump agreed to indemnify and hold each and all of the Releasees harmless from and against any and all claims arising out of any breach of the Separation Agreement by Mr. Stump.

               On November 7, 1996 the Company entered into an employment agreement (the "Employment Agreement") with Robert B. Sheh, pursuant to which Mr. Sheh serves as Chief Executive Officer and President of the Company. The Employment Agreement provides for an annual base salary of $400,000, with such increases as determined by the Board of Directors of the Company from time to time in its sole discretion. In addition, the Employment Agreement provides that Mr. Sheh will be eligible to receive a supplemental bonus of up to 60% of Mr. Sheh's base salary in each fiscal year, which bonus shall be determined by the Board of Directors of the Company in its sole discretion. Mr. Sheh was awarded 50,000 fully vested options upon commencement of employment, with 50,000 options to be awarded each year at the beginning of the second, third, fourth and fifth fiscal year (if Mr. Sheh is still employed by the Company under the terms of the Employment Agreement). If Mr. Sheh's employment is terminated by the Company for cause, the Company shall pay to Mr. Sheh only his base salary through the date of termination. If Mr. Sheh's employment shall terminate upon death or Disability (as defined), the Company shall pay Mr. Sheh his Contract Payments (as defined) for a period of twelve months. If the Company terminates Mr. Sheh's employment without cause, the Company shall pay Mr. Sheh the Contract Payments for a period of two years. If Mr. Sheh terminates his employment with the Company for any reason (other than a Change of Control, as defined), Mr. Sheh shall receive only his base salary through the date of termination. If Mr. Sheh's employment is terminated by a Change of Control, Mr. Sheh shall receive the Contract Payments for a period of two years.

               On February 26, 1997, Mr. Deieso resigned as President and Chief Executive Officer of Metcalf & Eddy to pursue other interests. Pursuant to the terms of the Company's 1989 Long-Term Incentive Compensation Plan, the stock options held by Mr. Deieso as of February 26, 1997 will be exercisable for a period of 90 days from such date. The Company has appointed Jekabs P. Vittands as Chief Operating Officer of Metcalf & Eddy to replace Mr. Deieso. Mr. Vittands previously was a Senior Vice President of Metcalf & Eddy.

Options

               AWT's 1989 Long-Term Incentive Compensation Plan provides that, upon a "change-in-control" of the Company (as determined by the Board of Directors), any outstanding options not theretofore fully exercisable shall immediately become exercisable in their entirety. The Board of Directors has determined that the consummation of the transactions contemplated by the Investment Agreement constituted a "change-in-control" for purposes of such plan.


                           SUPPLEMENTAL PENSION PLAN

               The following table shows the estimated annual benefits payable upon retirement to participants in the Company's Supplemental Pension Plan.

                                 Estimated Annual Retirement Benefits
                          ----------------------------------------------------
 Bonus Remuneration                        Years of Service
 ------------------       ----------------------------------------------------
                            15         20         25         30         35
 $25,000                   $5,625     $7,500     $9,375    $11,250    $13,125
  50,000                   11,250     15,000     18,750     22,500     26,250
  75,000                   16,875     22,500     28,125     33,750     39,375
 100,000                   22,500     30,000     37,500     45,000     52,500
 125,000                   28,125     37,500     46,875     56,250     65,625


               The unfunded Supplemental Pension Plan provides additional annual retirement benefits equal to 1.5% of the average of the participant's final five bonuses multiplied by the participant's years of service, up to a maximum of 35 years. No separate accounts are maintained and no amounts are vested until a participant reaches retirement in the employ of AWT. The benefit amounts set forth in the table above are not subject to reduction for social security benefits or for other offsets. During the fiscal year ended October 31, 1996, Donald A. Deieso, who is named in the Summary Compensation Table, was the only active employee participating in the plan. By reason of Mr. Deieso's resignation from his employment with the Company on February 26, 1997, he forfeited all benefits under the plan. See "Employment Contracts and Termination and Change-in-Control Arrangements."






            [The remainder of this page left intentionally blank.]



   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR, AND FY-END OPTION VALUES

               The following table sets forth information with respect to the named executives concerning unexercised options, held as of October 31, 1996. No options were exercised during Fiscal 1996 by any of the named executive officers.

                                    Number of Securities Underlying           Value of Unexercised In-the-Money
                                    Unexercised Options at FY-End                  Options at FY-End (1)
                                  ----------------------------------         ----------------------------------------
                                  Exercisable          Unexercisable         Exercisable                Unexercisable
Name                                  (#)                   (#)                  (#)                         (#)
----                              -----------          -------------         -----------                -------------
Claudio Elia (Estate) (3)            83,000               77,000              0       (2)                 0       (2)
Alain Brunais (4)                    34,900               33,100              0       (2)                 0       (2)
Donald A. Deieso (5)                 24,256               22,244              0       (2)                 0       (2)
George C. Mammola (6)                18,758               16,742              0       (2)                 0       (2)
Michael M. Stump (7)                 31,000               29,000              0       (2)                 0       (2)
Patrick L. McMahon (8)                9,100               12,900              0       (2)                 0       (2)


(1) The value of unexercised in-the-money options at fiscal year end assumes a fair market value for the Common Stock of $6.375, the closing sale price per share of the Common Stock as reported on the American Stock Exchange Composite Tape for October 31, 1996.

(2) The exercisable and unexercisable options held by Messrs. Elia (Estate), Brunais, Deieso, Mammola, Stump and McMahon were not in-the-money as of October 31, 1996.

(3) Effective April 3, 1996, Mr. Elia ceased to be an executive of AWT due to his death, and the options held by Mr. Elia as of such date are currently held and exercisable by his estate. The exercise price of the options held by Mr. Elia's estate is (i) $6.563 per share in the case of the option to purchase 60,000 shares granted in March 1996 or (ii) $8.00 per share in the case of the option to purchase 100,000 shares granted in August 1994.

(4) The exercise price of the options held by Mr. Brunais is (i) $6.563 per share in the case of his option to purchase 18,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 50,000 shares granted in August 1994.

(5) The exercise price of the options held by Mr. Deieso is (i) $6.563 per share in the case of his option to purchase 20,129 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 26,371 shares granted in January 1996. Mr. Deieso resigned as President and Chief Executive Officer of Metcalf & Eddy on February 26, 1997. The options held by Mr. Deieso as of the date of this chart will expire 90 days following February 26, 1997.

(6) The exercise price of the options held by Mr. Mammola is (i) $6.563 per share in the case of his option to purchase 20,157 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 15,343 shares granted in January 1996.

(7) The exercise price of the options held by Mr. Stump is (i) $6.563 per share in the case of his option to purchase 20,000 shares granted in March 1996 or (ii) $8.00 per share in the case of his option to purchase 40,000 shares granted in August 1994. Pursuant to the Separation Agreement, each of the options held by Mr. Stump was terminated as of December 16, 1996.

(8) The exercise price of the options held by Mr. McMahon is (i) $6.563 per share in the case of his option to purchase 12,000 shares granted in March 1996 or (ii) $5.75 per share in the case of his option to purchase 10,000 shares granted in August 1994.

            [The remainder of this page left intentionally blank.]

Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act that might incorporate future filings, including this Proxy Statement, in whole or in part, the following report and the Performance Graph on Page 16 shall not be incorporated by reference into any such filings.

             REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                           OF THE BOARD OF DIRECTORS

               Decisions on compensation of the Company's executives generally are made by the Compensation and Stock Option Committee of the Board of Directors (the "Compensation Committee" or "Committee"). Prior to August 12, 1996, the Compensation and Stock Option Committee (the "Compensation Committee") of the Board of Directors consisted of Messrs. Deschamps, Senior, Morris and Ms. Green. Mr. Senior resigned from the Board of Directors of AWT on August 12, 1996. Mr. Deschamps resigned from the Board of Directors of AWT on January 21, 1997. Since January 21, 1997, the Compensation Committee consists of Mr. Morris and Ms. Green. The Compensation Committee, as constituted prior to August 12, 1996, among other things, approved (i) Mr. Elia's salary and bonus for fiscal 1996 and (ii) approved the salary and bonuses of Messrs. Brunais, Deieso, Mammola and Stump.

Compensation Policy for Executive Officers

               Under the supervision of the Compensation Committee, the Company has developed and implemented compensation policies and programs that seek to retain and motivate employees of the Company whose performance contributes to the Company's goal of maximizing shareholder value in an industry that continues to experience sluggish growth, overcapacity, intense competition and marginal profitability. The Compensation Committee is of the opinion that managing through a depressed market, such as the environmental markets of the last few years, requires dedicated employees who can keep the Company on track and position it for future competitive advantage. Historically, the Company has sought to combine salaries with stock option awards, restricted stock awards and, when appropriate, selected cash bonuses to provide a balanced compensation package for its executives. The balance established by the Committee is designed to reward past performance, retain key employees and encourage future performance. Under this structure, long-term incentives are based upon the value of the Company's Common Stock in order to more closely align executives' interests with those of shareholders. Compensation decisions are made by the Compensation Committee after reviewing recommendations prepared by the Company's Chief Executive Officer, with the assistance of other Company personnel.

               Beginning with fiscal 1995, the Company, with the guidance and approval of the Compensation Committee, developed and implemented a revised, variable management incentive compensation strategy that is designed to recognize both short-term and longer term performance, attract and retain the high quality executive and management talent that is necessary to continue the Company's positive trends and to remain competitive. In developing this incentive compensation strategy, which is comprised of an Annual Management Bonus Plan and a Long Term Incentive Plan (the "Executive Incentive Plan"), emphasis was placed on improving shareholder value. The strategy was developed based upon the recommendations of a leading executive compensation consulting firm.

               The Annual Management Bonus Plan is designed to reward business unit management teams for achieving or exceeding their specific fiscal year operating objectives and has relatively broad management participation.
Annual management bonus potential for AWT's executives is determined based upon the overall consolidated results of the Company. A portion of the annual bonus is discretionary and is awarded based upon the quality of the individual participant's performance.

               A small number of the most senior executives are also participants in the Executive Incentive Plan. This plan, which has a portion of its potential value directly linked to AWT stock price performance, is based upon the Company achieving its longer term objectives. The Executive Incentive Plan features a series of overlapping three-year performance periods, commencing with 1995 through 1997. The first potential payment to eligible executives under the terms of the Executive Incentive Plan will not be made until after 1997.

               Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1,000,000 paid to any of the Company's named executive officers (that is, generally, the individuals appearing in the summary compensation table in the proxy statement) in any year. Certain "qualified performance based compensation" is not subject to the limitation imposed by Section 162(m). The Committee generally intends to qualify all compensation paid to its executive officers for full tax deductibility; however, the Committee will balance the burden of compliance with the technical and inflexible rules promulgated under Section 162(m) against the value of the benefit the Company may derive from such compliance, and reserves the right to pay compensation that may not be fully deductible if it concludes that such burdens outweigh such benefits.

Discussion of 1996 Compensation for the Chairman and Executive Officer

               Mr. Elia died in April of 1996 while serving as Chairman of the Board of Directors and Chief Executive Officer of the Company. The Compensation Committee, in determining Mr. Elia's 1996 bonus, carefully reviewed Mr. Elia's service to the Company.

               In November of 1996, the Company elected Robert B. Sheh as Chairman of the Board of Directors, President and Chief Executive Officer. The employment agreement with Mr. Sheh was approved by the Compensation Committee.

                               COMPENSATION AND STOCK OPTION
                               COMMITTEE

                               Carol Lynn Green
                               John W. Morris





            [The remainder of this page left intentionally blank.]


                            STOCK PERFORMANCE GRAPH
                     AIR & WATER TECHNOLOGIES CORPORATION

               Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the preceding report and the Performance Graph below shall not be incorporated by reference into any such filings.


                          STOCK PERFORMANCE GRAPH

             Oct. 91    Oct. 92    Oct. 93    Oct. 94    Oct. 95    Oct. 96
             -------    -------    -------    -------    -------    -------
AWT.........   100         60         65         33         23         28
S&P.........   100        110        126        132        166        206
Fidelity....   100         96        103         95        112        131


               The above chart shows a comparison of the cumulative total return for the period from November 1, 1991 through October 31, 1996, in (i) the Company's Common Stock, (ii) the S&P 500 Composite Stock Price Index, and
(iii) the Fidelity Select Environmental Services Fund. The stock price performance shown on the graph above is not necessarily indicative of future performance.






            [The remainder of this page left intentionally blank.]


                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


               On June 14, 1994, the stockholders of AWT approved the issuance of Company securities pursuant to an Investment Agreement dated as of March
30, 1994 (the "Investment Agreement"), among AWT, CGE, and Anjou pursuant to which, among other things, AWT (i) issued to CGE 1,200,000 shares of a newly designated series of Preferred Stock, designated as 5 1/2% Series A
Convertible Exchangeable Preferred Stock, convertible into 4,800,000 shares of Common Stock, for cash consideration of $60,000,000, and (ii) issued to Anjou an aggregate of 6,701,500 shares of Common Stock in connection with the acquisition from Anjou of PSG and PSG Canada. As a result, CGE increased its ownership interest in AWT to approximately 48% of the total voting power of the Company's voting securities. In addition, AWT benefitted from certain financial undertakings from CGE, including a $125,000,000 loan from CGE and became CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water and wastewater management and air pollution activities. CGE also has representation on AWT's Board of Directors and the right to designate AWT's Chief Executive Officer and Chief Financial Officer all as further described below. In August 1996, the Company entered into a seven year, $60 million unsecured revolving credit facility with Anjou.


                       CERTAIN COVENANTS OF THE COMPANY

Representation on the Board of Directors; Management

               Under the terms of the Investment Agreement, the Company has agreed that CGE will have the right to cause the Company to include, as nominees for the Company's Board of Directors recommended by the Board for election by the shareholders, a number of directors (rounded down to the next whole number if CGE owns in the aggregate less than one-half of the outstanding shares, treating the shares of Series A Preferred Stock owned by CGE as having been converted into shares of Common Stock, or, if otherwise, rounded up to the next whole number) that is equal to the product of the total number of directors on the Board times a fraction the numerator of which is the aggregate number of shares of Common Stock owned by CGE and its Affiliates (assuming conversion of the Series A Preferred Stock (or other securities convertible into or exercisable or exchangeable for shares of Common Stock) held by CGE or its Affiliates) and the denominator of which is the total number of shares of Common Stock outstanding (assuming conversion of the Series A Preferred Stock (or other securities convertible into or exercisable or exchangeable for Shares of Common Stock) held by CGE or its affiliates). The Company has further agreed that CGE will have proportionate representation on all Committees of the Board (other than any Special Committee of Independent Directors) to the same extent as CGE is entitled to representation on the Board of Directors. "Independent Director" is defined for purposes of the Investment Agreement as any director who is not an employee, agent or representative of the Company, CGE or any of their respective Affiliates or Associates (as defined in the Investment Agreement) and may include any person acting as outside counsel or financial advisor for either the Company or CGE or any of their respective Affiliates or Associates. All Independent Directors must be satisfactory to CGE.

               AWT has also agreed in the Investment Agreement that CGE shall have the right to designate the Chief Executive Officer and the Chief Financial Officer of the Company.

               At the Annual Meeting held on April 29, 1996, shareholders of the Company elected four directors who were designated by CGE (Messrs. Deschamps, Houdaille, Messier and Kriegel). Also in accordance with the terms of the Investment Agreement, the Board of Directors appointed as designees of CGE Mr. Alain Houdaille as Chief Executive Officer and Mr. Alain Brunais as Chief Financial Officer.

Registration Rights

               Pursuant to the terms of the Investment Agreement, CGE and Anjou will have the right to require on up to four occasions that the Company register all shares of Common Stock, Series A Preferred Stock or the Company's 5 1/2% Convertible Subordinated Notes (the "Convertible Debt") owned from time to time by CGE and its Affiliates for sale to the public under the Securities Act (a "Demand Registration"), provided that the Company is not obligated (i) to effect more than one Demand Registration in any six-month period, (ii) to effect a Demand Registration for less than five percent of the outstanding Common Stock or (iii) to effect a Demand Registration within six months of CGE or Anjou selling any shares pursuant to a Piggyback Registration (as defined below). In addition, CGE and Anjou will have the right to participate in registrations by the Company of its Common Stock (a "Piggyback Registration"). The Company will pay all registration expenses on behalf of CGE and Anjou, including certain related fees and expenses, other than underwriting fees and discounts.

Access to Books and Records

               The Company has agreed that for so long as CGE beneficially owns directly or indirectly at least 26% of the outstanding shares of Common Stock on a fully-diluted basis, CGE will have access on reasonable terms to the books, records and employees of the Company and its subsidiaries and to the provision by the Company of all information reasonably requested by CGE, subject to confidentiality obligations that may be owed at the time by the Company to third parties and to appropriate confidentiality arrangements and requirements of law.


                           CERTAIN COVENANTS OF CGE

Exclusivity

               CGE has agreed in the Investment Agreement that, for so long as CGE (with its affiliates) is the largest stockholder of the Company, AWT will be CGE's exclusive vehicle in the United States, its possessions and its territories for CGE's water and waste water management and air pollution activities. CGE also agreed to assist the Company in developing its water and waste water management and air pollution activities in both Canada and Mexico, subject to certain limitations, and CGE and the Company agreed to establish a privileged commercial relationship for the development of air pollution activities in Europe.

Affiliate Transactions

               CGE has agreed on behalf of itself and its affiliates that any transactions (or series of related transactions) between the Company and any of its affiliates and CGE or any of its affiliates will be on an arm's length basis. Any such transaction (or series of related transactions) having an aggregate value in excess of $1,000,000 must be approved by a majority of the Independent Directors or a special committee thereof. The Company, CGE and Anjou have further agreed that all claims by the Company against CGE or its Affiliates under the Investment Agreement may be taken only by majority approval of such Independent Directors on Special Committee.

Sales of Shares

               CGE has also agreed to give the Company one day's prior written notice of any sale of Company securities by CGE if, to the knowledge of CGE, such sale would result in any party's beneficially owning more than 15% of the outstanding shares of Common Stock.

Letter Agreement

               Pursuant to a letter agreement dated March 18, 1994 between the Company and CGE, CGE purchased 500,000 shares of the Company's Common Stock at $10 a share for a total purchase price of $5,000,000. CGE also agreed in the letter agreement that, subject to approval by CGE, CGE would co-sign on a case-by-case basis with the Company applications for letters of credit with respect to the Company's water and waste water management and air pollution projects, which CGE acknowledged could reach or exceed the level of letters of credit carried by the Company at March 18, 1994.





                     ISSUANCE OF SERIES A PREFERRED STOCK

General

               Pursuant to the terms of the Investment Agreement, AWT issued to CGE, 1,200,000 shares of its 5 1/2% Series A Convertible Exchangeable Preferred Stock, $.01 par value per share (the "Series A Preferred Stock"), convertible into 4,800,000 shares of Common Stock, for an aggregate cash purchase price of $60,000,000. The Series A Preferred Stock is exchangeable at the option of the Company for the Company's 5 1/2% Convertible Subordinated Notes with a maturity of 10 years from the date of issuance of such notes (the "Convertible Debt").

Dividends

               The holders of shares of Series A Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors, out of funds legally available therefor, cumulative dividends at an annual rate of $2.75 per share, payable in cash quarterly in arrears in equal amounts on March 31, June 30, September 30 and December 31 of each year (each a "Dividend Payment
Date"). Dividends other than for a full quarterly period accrue on the basis of the actual number of days elapsed in a 365-day year. Quarterly dividends which are not paid in full in cash cumulate without interest until declared and paid by the Board of Directors. Holders of the Series A Preferred Stock entitled to receive all accrued dividends in preference to and priority over dividends on the Company's Common Stock, and no distribution in respect of the Common Stock and no redemption, purchase, retirement or acquisition for value of Common Stock may occur, or money be set apart therefor, unless all dividends accrued on the Series A Preferred Stock through the immediately preceding Dividend Payment Date have been declared and paid. If the Series A Preferred Stock is exchanged into Convertible Debt, the interest rate will be 5 1/2% per annum. The Company paid $3,300,000 to CGE as dividends on the Series A Preferred Stock during fiscal 1996.

Liquidation Preference

               In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, holders of shares of Series A Preferred Stock will be entitled to be paid out of the assets of the Company available for distribution to its stockholders an amount in cash equal to $50 for each share outstanding, plus accrued and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding up, whether or not declared to the date of such payment, before any payment shall be made or any assets distributed to the holders of the Common Stock. Neither a voluntary sale, lease, or other transfer of all or substantially all of the assets of the Company, nor a consolidation or merger of the Company with or into another person, will be considered a liquidation, dissolution or winding up of the Company for these purposes.

Exchange

               Commencing June 30, 1997, the Series A Preferred Stock is exchangeable, in whole and not in part, at the sole option of the Company, at any time, for the Company's Convertible Debt, having a maturity of ten years from the date of issuance of the Series A Preferred Stock, on not less than 30 nor more than 60 days' prior written notice. Each share of Series A Preferred Stock is exchangeable for $50 principal amount of Convertible Debt.

Conversion

               The Series A Preferred Stock and Convertible Debt are convertible, in whole or in part, at the option of the holder, at any time and from time to time, into shares of Common Stock at a conversion price equal to $12.50 per share of Common Stock. The ratio at which the Series A Preferred Stock and Convertible Debt are convertible into shares of Common Stock is subject to adjustment (using a weighted average in the case of items (iii), (iv), (v) and (vi) below so as to preserve the fully diluted percentage of Common Stock into which the Series A Preferred Stock and Convertible Debt are convertible) in the event of: (i) stock dividends, stock reclassifications or recapitalizations, stock splits, reverse splits and the like; (ii) dividends or other distributions of cash or assets or evidence of indebtedness; (iii) dividends or other distributions of securities or rights convertible into or exercisable for shares of any class of common stock of the Company at a price less than the then conversion price per common share of the Series A Preferred Stock; (iv) issuance of shares of any class of common stock of the Company (other than common stock issued upon conversion of the Series A Preferred Stock, the Convertible Debt or the Company's 8% Convertible Subordinated Debentures due May 15, 2015, or pursuant to the Company's stock option plans or other stock related employee compensation plans approved by the Board of Directors) at a price less than the then conversion price per common share of the Series A Preferred Stock; (v) issuance of securities or rights convertible into or exercisable for shares of any class of common stock of the Company at a purchase price less than the then conversion price per common share of the Series A Preferred Stock; and (vi) repurchase by the Company, directly or indirectly, of shares of any class of common stock at a price in excess of the then conversion price per common share of the Series A Preferred Stock.

Redemption

               The Series A Preferred Stock is not redeemable before June 30, 1997. Between June 30, 1997 and June 30, 2000, the Series A Preferred Stock will be redeemable, in whole or in part, at the option of the Company on not less than 30 or more than 60 days' prior written notice. The Company may exercise this option during such time period only if for 20 trading days within any period of 30 consecutive trading days, including the last trading day of such period, the closing price of the Common Stock exceeds $18.75, subject to adjustments. After June 30, 2000, the Series A Preferred Stock will be redeemable by the Company at any time. The same redemption provisions apply to the Convertible Debt. The redemption price is 103.85% of the liquidation preference, plus accrued and unpaid dividends to the date of redemption, after June 30, 1997 and will decrease by .55% each year until it reaches 100% of the liquidation preference, plus accrued and unpaid dividends to the date of redemption, whereupon it will remain fixed. The Series A Preferred Stock is perpetual preferred stock.

Voting

               Holders of Series A Preferred Stock and Convertible Debt are entitled to vote with the holders of Common Stock on all matters submitted for a vote of holders of Common Stock, and are entitled to that number of votes equal to the number of votes to which the shares of Common Stock issuable upon conversion of such shares of Series A Preferred Stock and Convertible Debt would have been entitled if such shares of Common Stock had been outstanding at the time of the applicable vote and related record date. In addition, the Series A Preferred Stock and Convertible Debt will vote separately as a class on any amendments to the Certificate of Incorporation or By-Laws of the Company, whether by merger, consolidation, combination, reclassification or otherwise, which would alter or circumvent the voting powers, rights and preferences of the Series A Preferred Stock or Convertible Debt. No amendment or alteration of the dividends payable, liquidation preference or par value of the Series A Preferred Stock, or interest rate and principal amount of the Convertible Debt, may be effected without the consent of each holder of Series A Preferred Stock or Convertible Debt, respectively.

Ranking

               The Series A Preferred Stock with respect to dividend rights and rights on liquidation, winding up and dissolution, ranks prior to all classes of the Company's equity securities, including the Common Stock. The Convertible Debt will be subordinated to the Company's senior debt and senior subordinated debt.

Restrictions on Resale; Registration Rights

               The Series A Preferred Stock and the Common Stock held by CGE are each a "restricted security" as that term is defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). Consequently, resales of such shares by CGE, unless registered under the Securities Act, are subject to the timing, volume and other limitations of Rule 144. Under the Investment Agreement, CGE has certain registration rights with respect to such shares. See "--Certain Covenants of the Company--Registration Rights" above.


                        CGE AND ANJOU CREDIT AGREEMENTS

               In connection with the Investment Agreement, the Company and CGE entered into a Credit Agreement dated as of June 14, 1994 pursuant to which the Company received a $125,000,000 term loan from CGE. The term loan is an unsecured facility bearing interest at a rate based upon one, two, three or six-month LIBOR, as selected by AWT, plus 125 basis points and has a final maturity of June 15, 2001. The term loan contains certain financial and other restrictive covenants with respect to the Company relating to, among other things, the maintenance of certain financial ratios, and restrictions on the sale of assets and the payment of dividends on or the redemption, repurchase, acquisition or retirement of securities of the Company or its subsidiaries.
On June 14, 1994, the Company utilized a substantial portion of the proceeds from the term loan to retire its 11.18% Senior Notes with The Prudential Insurance Company of America. Interest related to this term loan during fiscal 1996 amounted to approximately $8.8 million.

               In August 1996, the Company entered into a $60 million unsecured revolving credit facility with Anjou ("Anjou Credit Facility"). The facility matures in August 2003. The borrowings under the facility bear interest at LIBOR plus .6% (6% at October 31, 1996). In conjunction with this new financing the Company reduced its more expensive $130 million Senior Secured Credit Facility (the "Bank Credit Facility") to $50 million. As of October 31, 1996, the Company's outstanding borrowings under the Anjou Credit Facility totaled $60 million. Interest related to this facility during fiscal 1996 amounted to approximately $714,000.


              INVOLVEMENT OF CGE IN OTHER FINANCING ARRANGEMENTS

               On March 10, 1995, the Company entered into a three-year bank credit facility (the "Bank Credit Facility") with The First National Bank of Chicago and Societe Generale, New York Branch, acting as co-agents for a syndicate which includes seven additional banks. The Bank Credit Facility is primarily designed to finance working capital requirements and allow for the issuance of letters of credit, both subject to limitations and secured by a first security interest in substantially all of the assets of the Company. Of the total commitment under the terms of the Bank Credit Facility, borrowings are limited to the sum of a percentage of certain eligible receivables, inventories, net property, plant and equipment and costs and estimated earnings in excess of billings, and bear interest at LIBOR (5.4% at October 31, 1996), as defined, plus .725% or at a defined bank rate approximating prime (8.25% at October 31, 1996). The Bank Credit Facility also allows for certain additional borrowings, including, among other things, project financing and foreign borrowing facilities, subject to limitations. The Bank Credit Facility requires CGE to maintain its support of the Company, including a minimum 40% ownership interest in the Company and its right to designate its proportionate share of the Company's Board of Directors as well as the Chief Executive Officer and Chief Financial Officer. The Company compensates CGE for its support in an amount equal to .95% per annum of the outstanding commitment of its credit facilities ($1.2 million and $.8 million for the years ended October 31, 1996 and 1995).


                          OTHER RELATED TRANSACTIONS

               Mr. Senior, a Director of the Company from October 1987 to August 1996, is a Managing Director of Allen & Company, which has performed investment banking and other services for the Company from time to time.
Allen & Company served as a financial advisor to the Company in connection with the transactions contemplated by the Investment Agreement. Pursuant to this work, the Company agreed to pay certain fees to Allen & Company, including a final payment of $2.5 million in fiscal 1996. Ms. Green, a Director of the Company since June 1994, is a partner at the law firm of Bryan Cave. Bryan Cave has performed various legal services for the Company from time to time.




                                  PROPOSAL 2:
                 TO RATIFY APPOINTMENT OF INDEPENDENT AUDITORS

               The Board of Directors has appointed McGladrey & Pullen, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending October 31, 1997. Arthur Andersen LLP had served as the Company's independent public accountants during the fiscal year ending October 31, 1995. By letter dated March 13, 1996 (the "March 13 Letter"), the Chairman of the Board and Chief Executive Officer of the Company advised Arthur Andersen LLP that they would be replaced as the Company's independent accountants effective March 13, 1996 and that the Company had appointed McGladrey & Pullen, LLP, independent auditors, to audit the financial statements of the Company for the fiscal year ending October 31, 1996, which appointment was subsequently approved by the Company's stockholders.

               The decision to change accountants was recommended by the Audit Committee of the Board of Directors and was based upon the Audit Committee's conclusion that McGladrey & Pullen, LLP (i) could provide substantially identical accounting and auditing services to the Company at significantly reduced costs, and (ii) as a member of RSM International ("RSMI"), is affiliated with the French firm Salustro Reydel, also a member of RSMI, the auditors for Compagnie Generale des Eaux (the Company's largest stockholder).

               The reports of Arthur Andersen LLP on the Company's financial statements for each of the two most recent fiscal years reported upon by them contained no adverse opinion or a disclaimer of opinion, nor were the reports qualified or modified as to uncertainty, audit scope or accounting principles, other than the report with respect to the 1994 fiscal year, which contained an uncertainty paragraph regarding the ultimate collectibility of a significant account receivable. The uncertainty was resolved in the fiscal year 1995. During those two fiscal years and the period from the end of the most recent fiscal year to March 13, 1996, there was no disagreement with Arthur Andersen LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure. During this period, there were no "reportable events" as that term is defined in Item 304(a)(1)(v) of Regulation S-K. The Company requested and Arthur Andersen LLP furnished it with a letter addressed to the Securities and Exchange Commission stating that it agrees with the above statements.

               A representative of McGladrey & Pullen, LLP, is expected to be present at the Annual Meeting with an opportunity to make a statement if he or she desires to do so and to respond to appropriate questions. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL. If the appointment is not ratified by stockholders, the Board of Directors is not obligated to appoint other independent public accountants, but the Board of Directors will consider such unfavorable vote.

                                  PROPOSAL 3:
                            THE REVERSE STOCK SPLIT

General

               The Board of Directors has determined that it would be
advisable to amend and restate the Company's Certificate of Incorporation to
effect a one-for-[     ] reverse stock split (the "Reverse Stock Split") of the
Company's Common Stock. A copy of the Amendment to the Certificate of Incorporation is attached hereto as Exhibit A. If the Amendment is approved
by the stockholders, each [     ] shares of Common Stock, par value $.001 per
share, (the "Old Common Stock") outstanding on the Effective Date (as defined below) will be converted automatically into ONE share of new Common Stock, par value $.001 per share, (the "New Common Stock"). To avoid the existence of fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive fractional shares of New Common Stock shall receive a cash distribution in lieu thereof. See "Exchange of Stock Certificates." The "Effective Date" of the Reverse Stock Split will be the date on which the Amendment is filed with the Secretary of State of Delaware, which is anticipated to be as soon as practicable following the date of the Annual Meeting.

Background of and Reasons for the Reverse Stock Split

               On April __, 1997, the Board of Directors adopted resolutions approving the Amendment and directing that the Amendment be placed on the agenda for the consideration of the stockholders at the Annual Meeting.

               The Common Stock began trading publicly on August 10, 1989 at an initial offering price of $17.00 per share. On _________ __, 1997, the closing price per share of Common Stock on the American Stock Exchange (the
"AMEX") was $_______.   The Board of Directors believes that the present level
of per share market prices of the Common Stock impairs the acceptability of the stock by portions of the financial community and the investing public.

               Many investors look upon low priced stock as unduly speculative in nature and, as a matter of policy, avoid investment in such stocks. The Board of Directors also believes that the current per share price of the Common Stock has reduced the effective marketability of the shares because of the reluctance of many leading brokerage firms to recommend low priced stock to their clients. Further, various brokerage house policies and practices tend to discourage individual brokers from dealing in low priced stocks. Some of those policies and practices pertain to the payment of brokers' commissions and to time-consuming procedures which function to make the handling of low priced stocks unattractive to brokers from an economic standpoint. Additionally, several institutional investors have policies prohibiting them from holding low priced stock in their own portfolios. In addition, the structure of trading commissions also tends to have an adverse impact upon holders of low priced stock because the brokerage commission on a sale of low priced stock generally represents a higher percentage of the sales price than the commission on higher priced issues.

               The Board of Directors is optimistic that the decrease in the number of shares of Common Stock outstanding as a consequence of the Reverse Stock Split and the resulting anticipated increased price level will result in greater interest in the Common Stock by the financial community and the investing public.

               There can be no assurance, however, that the foregoing will occur or that the market price of the Common Stock immediately after implementation of the Reverse Stock Split will increase, and if it increases, no assurance that such increase can be maintained for any period of time, or
that such market price will approximate [     ] times the market price before
the Reverse Stock Split.

               Dissenting stockholders have no appraisal rights under Delaware law or under the Company's Certificate of Incorporation and Bylaws in connection with Reverse Stock Split.

               FOR THE REASONS STATED ABOVE, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT ALL STOCKHOLDERS VOTE FOR THE APPROVAL OF THE AMENDMENT.

Effects of the Reverse Stock Split

               General Effects. If the Amendment is approved by the stockholders, the principal effect of the Reverse Stock Split will be to decrease the number of outstanding shares of Common Stock from 32,019,254 shares to approximately ______ shares, based on share information as of March 15, 1997. The Reverse Stock Split would not affect the proportionate equity interest in the Company of any holder of Common Stock, except as may result from the provisions for the elimination of fractional shares as described below. The Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the listing of the Common Stock on the American Stock Exchange.

               In order that the Company may avoid the expense and inconvenience of issuing and transferring fractional shares of New Common Stock, stockholders who would otherwise be entitled to receive a fractional share of New Common Stock (the "Fractional Stockholders") shall receive payment in cash in lieu of receiving a fractional share of New Common Stock. See "Exchange of Stock Certificates."

               The Reverse Stock Split may leave certain stockholders with one or more "odd lots" of New Common Stock, i.e., stock in amounts of less than 100 shares. These odd lots may be more difficult to sell or require greater transactions cost per share to sell, than shares in even multiples of 100.

Effect on Stock Option Plans

               As of March 15, 1997, there were outstanding options to purchase shares and outstanding grants for the right to purchase shares under the Company's stock incentive and employee stock purchase plans relating to an aggregate of 1,610,292 shares of Common Stock. On that date 2,140,203 shares of Common Stock remained available for grant under such plans. All of the outstanding options and other grants include provisions for adjustments in the number of shares covered thereby, and the exercise price thereof, in the event of a reverse stock split by appropriate action of the Compensation and Stock Option Committee of the Company's Board of Directors. If the Reverse Stock Split is approved and effected, there would be reserved for issuance upon exercise of all outstanding options and other grants a total of __________ shares of Common Stock. Each of the outstanding options would thereafter
evidence the right to purchase [   ]% of the shares of Common Stock previously
covered thereby and the exercise price per share would be [   ] times the
previous exercise price. Each of the outstanding grants of shares would thereafter evidence the contingent obligation to deliver [ ]% of the shares of Common Stock previously covered thereby. The number of shares available for grant under the Company's stock incentive and employee stock purchase plans would be decreased to approximately __________ shares of Common Stock.

Effect on Series A Preferred Stock

               An aggregate of 4,800,000 shares of Common Stock are currently reserved for issuance upon conversion of all outstanding shares of Series A Preferred Stock. If the Reverse Stock Split is approved and effected, the conversion rates for such shares of Preferred Stock would be adjusted proportionately so that the new conversion rates would be [ ]% of the present conversion rate and there would be reserved for issuance for this purpose
approximately [   ] shares of Common Stock.  As a result, following the
Reverse Stock Split, each share of Series A Preferred Stock would thereafter
be convertible into [    ] shares of Common Stock instead of four shares.  In
addition, the voting powers of the Series A Preferred Stock would thereafter be reduced correspondingly.

Effect on Debentures

               On March 15, 1997, the Company had outstanding $115,000,000 of 8% Convertible Subordinated Debentures (the "Debentures"). Pursuant to the terms of the Indenture (the "Indenture') dated as of May 15, 1990, as supplemented, by and between the Company and The Chase Manhattan Bank, any Debenture or any portion of the principal amount thereof which is $1,000 or an integral multiple of $1,000 may be converted into shares of Common Stock at the initial conversion price of $30.00 per share (the "Conversion Price"). If the Reverse Stock Split is approved and effected, the Conversion Price shall
be increased to [$   ] per share.  Currently the number of shares of Common
Stock reserved for issuance upon conversion of the Debentures is 3,833,334, which number shall be reduced to ________ if the Reverse Stock Split is approved and effected.

Changes in Stockholders' Equity

               As an additional result of the Reverse Stock Split, the Company's stated capital, which consists of (i) the par value per share of Common Stock multiplied by the number of shares of Common Stock issued and
(ii) par value per share of Series A Preferred Stock multiplied by the number of shares of Series A Preferred Stock issued will be reduced by approximately $______ to $_____ on the Effective Date. Following the Reverse Stock Split, the stated capital will be decreased because the number of shares of Common
Stock issued and outstanding will be reduced.   Correspondingly, the Company's
capital in excess of par value, which consists of the difference between the Company's stated capital and the aggregate amount paid to the Company upon the issuance by the Company of all currently outstanding Common Stock, will be increased by approximately $________.

               The following table illustrates the principal effects of the Reverse Stock Split discussed in the preceding paragraphs:


                                                                                   Prior to Reverse           After Reverse
                                                                                  Split and Amendment      Split and Amendment
Number of Shares of Common Stock                                                    to Certificate           to Certificate
--------------------------------                                                  -------------------      -------------------
Authorized...................................................................           100,000,000            100,000,000
Outstanding..................................................................            32,019,254           [           ]
Reserved for future issuance upon exercise of options and pursuant to
 employee stock purchase plan................................................             3,750,495           [           ]
Reserved for issuance upon conversion of Preferred Stock.....................             4,800,000           [           ]
Reserved for issuance upon conversion of Debentures..........................             3,833,334           [           ]
Available for future issuance by action of the Board of Directors (after
 giving effect to the above reservations)....................................            55,596,917           [           ]






               Assuming the Amendment effecting the Reverse Stock Split is approved, the Amendment will be filed with the Secretary of State of the State of Delaware as promptly as practicable thereafter. The Amendment and the proposed Reverse Stock Split would become effective upon the Effective Date.

Federal Income Tax Consequences

               The following summary of the federal income tax consequences of the Reverse Stock Split is based on current law, including the Internal Revenue Code of 1986, as amended (the "Code"), and is for general information only. The tax treatment of a stockholder may vary depending upon the particular facts and circumstances of such stockholder. Certain stockholders, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, non-resident aliens, foreign corporations and persons who do not hold the Common Stock as a capital asset, may be subject to special rules not discussed below.

ACCORDINGLY, EACH STOCKHOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO HIM OR HER OF THE REVERSE STOCK SPLIT, INCLUDING THE APPLICATION AND EFFECT OF FEDERAL, STATE, LOCAL OR FOREIGN INCOME TAX AND OTHER LAWS.

               The receipt of shares of New Common Stock (excluding fractional shares of New Common Stock) in the Reverse Stock Split will be a nontaxable transaction under the Code for federal income tax purposes. Consequently, a stockholder receiving shares of New Common Stock will not recognize either gain or loss, or any other type of income, with respect to whole shares of New Common Stock received as a result of the Reverse Stock Split. In addition, the aggregate tax basis of such stockholder's shares of Common Stock prior to the Reverse Stock Split will carry over as the tax basis of the stockholder's shares of New Common Stock. Each stockholder will be required to allocate such stockholder's basis in such stockholder's shares of Common Stock ratably among the total number of shares of New Common Stock owned following the Reverse Stock Split. The holding period of the shares of New Common Stock will also include the holding period during which the stockholder held the Common Stock, provided that such Common Stock was held by the stockholder as a capital asset on the Effective Date.

               The receipt by a Fractional Stockholder of cash in lieu of a fractional share of New Common Stock pursuant to the Reverse Stock Split will be a taxable transaction for federal income tax purposes. The receipt of cash in lieu of fractional shares of New Common Stock will result in gain or loss (rather than dividend income) to the Fractional Stockholders measured by the difference between the amount of cash received and the adjusted basis of the fractional share assuming, as the Company believes, that such cash distribution is undertaken solely for the purpose of saving the Company the expense and inconvenience of issuing and transferring fractional shares of New Common Stock. Capital gain or loss will be long term capital gain or loss if on the Effective Date the shares of Common Stock have been held by the Fractional Stockholder for longer than one year.

               Based on certain exceptions contained in regulations issued by the Internal Revenue Service, the Company does not believe that it or Fractional Stockholders will be subject to backup withholding or informational reporting with respect to the cash distributed to a Fractional Stockholder.

Exchange of Stock Certificates

               If the proposal to implement the Reverse Stock Split is adopted, stockholders will be required to exchange their stock certificates for new certificates representing the shares of New Common Stock. Stockholders of record on the Effective Date will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by the Company's Transfer Agent (the "Transfer Agent"). Stockholders will not have to pay a transfer fee or other fee in connection with the exchange of certificates. Stockholders should not submit any certificates until requested to do so.

               As soon as practicable after the Effective Date, the Transfer Agent will send a letter of transmittal to each stockholder advising such holder of the procedure for surrendering stock certificates in exchange for new certificates representing the ownership of New Common Stock. No certificates representing fractional shares shall be issued. In lieu thereof, a certificate or certificates evidencing the aggregate of all fractional shares otherwise issuable (rounded, if necessary, to the next higher whole share) shall be issued to the Transfer Agent or its nominee, as agent for the accounts of all holders of Common Stock otherwise entitled to have a fraction of a share issued to them in connection with the Reverse Stock Split. Sales of fractional interests will be effected by the Transfer Agent as soon as practicable on the basis of prevailing market prices of the Common Stock on the American Stock Exchange at the time of sale. After the Effective Date, the Transfer Agent will pay to such stockholders their pro rata share of the net proceeds derived from the sale of their fractional interests upon surrender of their stock certificates. No service charges or brokerage commissions will be payable by stockholders in connection with the sale of fractional interests, all of which costs will be borne by the Company.

               Until they have surrendered their stock certificates for exchange, stockholders will not be entitled to receive any dividends or other distributions that may be declared and payable to holders of record. Upon the surrender of certificates representing Old Common Stock, certificates representing New Common Stock together with any such withheld dividends or other distributions, without interest, will be delivered. At the same time or as soon as possible thereafter, any cash payment for a fractional share will be paid (without interest).

               Any stockholder whose certificate for Old Common Stock has been lost, destroyed or stolen, will be entitled to issuance of a certificate representing the shares of New Common Stock into which such shares will have been converted upon compliance with such requirements as the Company and the Transfer Agent customarily apply in connection with lost, stolen or destroyed certificates.


                             STOCKHOLDER PROPOSALS

               Proposals of the Company's stockholders intended to be presented at the Company's 1998 Annual Meeting of Stockholders must be received by the Company no later than November 30, 1997 to be included in the Company's proxy statement and form of proxy relating to such annual meeting. Any proposal should be addressed to Douglas A. Satzger, Esq., Secretary and General Counsel, Air & Water Technologies Corporation, U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876 and should be sent by certified mail, return receipt requested.


                                 OTHER MATTERS

               The Board of Directors knows of no other matters to be presented for action at the forthcoming Annual Meeting. However, the proxy confers upon the persons named therein discretionary authority to act upon any other matter that may properly come before the meeting.






            [The remainder of this page left intentionally blank.]


               The Company will furnish a copy of its Annual Report on Form 10-K (including financial statements and any financial statement schedules but excluding other exhibits), without charge, to any person upon request addressed to Douglas A. Satzger, Esq., Secretary and General Counsel, Air & Water Technologies Corporation, U.S. Highway 22 West and Station Road, Branchburg, New Jersey 08876.


                                   By Order of the Board of Directors


                                   DOUGLAS A. SATZGER
                                   Secretary

April ____, 1997
Branchburg, New Jersey





            [The remainder of this page left intentionally blank.]


                                                                     EXHIBIT A



                       PROPOSED CERTIFICATE OF AMENDMENT
                 TO THE RESTATED CERTIFICATE OF INCORPORATION,
              AS AMENDED, OF AIR & WATER TECHNOLOGIES CORPORATION


               Air & Water Technologies Corporation (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"), does hereby amend the Restated Certificate of Incorporation, as amended, of the Corporation.

               The undersigned hereby certifies that this amendment to the Restated Certificate of Incorporation, as amended, of the Corporation has been duly adopted in accordance with Section 242 of the DGCL.

               Article FOURTH of the Restated Certificate of Incorporation, as amended, of the Corporation is hereby amended to include the following text after the last paragraph thereof:

      7. Reverse Stock Split. Effective as of the close of business on the date of filing this Amendment to the Restated Certificate of Incorporation, as amended (the "Effective Time"), the filing of this Amendment, shall effect a reverse stock split (the "Reverse Stock Split")
      pursuant to which each [   ] shares of Class A Common Stock, $.001 par
      value, of the Corporation issued and outstanding, shall be combined into one (1) validly issued, fully paid and nonassessable share of Class A Common Stock, $.001 par value, of the Corporation. The number of authorized shares and the par value of the Class A Common Stock shall not be affected by the Reverse Stock Split. No scrip or fractional shares shall be issued by reason of this Amendment.

               THE UNDERSIGNED, being the Chief Financial Officer of the Corporation, for the purpose of amending the Restated Certificate of Incorporation, as amended, of the Corporation pursuant to the DGCL, does make this amendment to the Restated Certificate of Incorporation, as amended, of the Corporation, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand as of this _____ day of ________, 1997.


                             AIR & WATER TECHNOLOGIES
                             CORPORATION

                             By:
                                  ---------------------------------
                                  Name:  Alain Brunais
                                  Title: Chief Financial Officer

ATTEST:

-------------------------
Name:
Title:


                                                   APPENDIX I -- FORM OF PROXY


                     AIR & WATER TECHNOLOGIES CORPORATION
                ANNUAL MEETING OF STOCKHOLDERS -- MAY 29, 1997
            PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

               The undersigned hereby constitutes and appoints [
], [               ] and [               ], and each of them, his, her or its
true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders of Air & Water Technologies Corporation, to be held at the Somerset Hills Hotel, 200 Liberty Corner Road, Warren, New Jersey 07059, on Thursday, May 29, 1997 at 10:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of stock of the Company which the undersigned may be entitled to vote on all matters coming before said meeting.

               THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXIES ON ALL OTHER MATTERS. PLEASE MARK THIS PROXY CARD, FILL IN THE DATE AND SIGN AND RETURN PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

               THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1, 2 AND
3.

1.    Election of Directors
                                          FOR                  WITHHELD
Robert B. Sheh                    --------------------  --------------------

Alain Brunais                     --------------------  --------------------

Nicholas DeBenedictis             --------------------  --------------------

Carol Lynn Green                  --------------------  --------------------

William Kriegel                   --------------------  --------------------

John W. Morris                    --------------------  --------------------

2. Ratify the appointment of McGladrey & Pullen, LLP as independent auditors

           FOR                      AGAINST                      ABSTAIN

-------------------------  -------------------------  ------------------------

3. Amend the Company's Restated Certificate of Incorporation to effect one-for-[ ] reverse split of the Company's Class A Common Stock

           FOR                      AGAINST                      ABSTAIN

-------------------------  -------------------------  ------------------------


                            Please sign exactly as name appears hereon.
                            Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                            ---------------------------------------------------
                            Signature(s)                                   Date